February 27, 2019

Andrew Anagnost
Chief Executive Officer
Autodesk, Inc.
111 McInnis Parkway
San Rafael, California 94903

       Re: Autodesk, Inc.
           Form 10-K for the Fiscal Year Ended January 31, 2018
           Filed March 22, 2018
           Form 10-Q for the Quarterly Period Ended April 30, 2018 Filed June 8, 2018
           File No. 000-14338

Dear Mr. Anagnost:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services